FUND APPENDIX A

To the Global Custodial Services Agreement

dated as of August 22, 2011 (and any amendments thereto):

DIAMOND HILL SMALL CAP FUND

DIAMOND HILL SMALL-MID CAP FUND

DIAMOND HILL LARGE CAP FUND

DIAMOND HILL SELECT FUND

DIAMOND HILL LONG-SHORT FUND

DIAMOND HILL FINANCIAL LONG-SHORT FUND

DIAMOND HILL STRATEGIC INCOME FUND

DIAMOND HILL RESEARCH OPPORTUNITIES FUND

DIAMOND HILL MID CAP FUND- effective date: January 2, 2014

CITIBANK, N.A.,		DIAMOND HILL FUNDS

By:	/s/ Deborah Mercer Miller	By:	/s/ James F. Laird

Name:	Deborah Mercer Miller	Name:	James F. Laird
Title:	Vice President	Title:	President

By:

Name:

Title:

GCSA 2000 NY – V.11.9.2002 (Neg)